Exhibit 2.2

FORM OF

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 4, 2014 by and between EnerNOC, Inc., a Delaware corporation (“Parent”), Wolf Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (“Stockholder”) of World Energy Solutions, Inc., a Delaware corporation (the “Target”).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub and the Target have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, (i) a tender offer by Merger Sub (the “Offer”) to acquire all of the outstanding Target Common Stock at a price of $5.50 per share, net to the Selling Stockholder in cash, without interest (such amount, or any different amount per share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth in the Merger Agreement, and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Target (the “Merger”) pursuant to which each share of Target Common Stock (other than shares of Target Common Stock owned by the Target, Parent or Merger Sub and Dissenting Shares of Target Common Stock) that is then outstanding will thereupon be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, Stockholder is a member of the board of directors or an officer of the Target and the Beneficial Owner (as defined below) of shares of Target Common Stock, Target Stock Options, and/or Target Restricted Stock Awards (collectively, the “Target Securities”), as is indicated on the signature page of this Agreement.

WHEREAS, in consideration of the execution of the Merger Agreement by Parent and Merger Sub, Stockholder (in Stockholder’s capacity as such) is hereby agreeing to tender and vote (to the limited extent provided herein) the Shares in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

(b) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article IX thereof or (ii) the Effective Time.

(c) “Shares” shall mean (i) all issued shares of Target Common Stock Beneficially Owned by Stockholder as of the date hereof, and (ii) any additional shares of Target Common Stock that are issued to Stockholder upon the exercise by Stockholder of Target Stock Options or vesting of Target Restricted Stock Awards, or otherwise acquired by Stockholder, during the period from the date of this Agreement through the Expiration Date.

(d) A Person shall be deemed to have effected a “Transfer” of a Target Security if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Target Security or any interest in such Target Security,(ii) enters into a Contract providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Target Security or any interest therein, or (iii) reduces such Person’s Beneficial Ownership of, interest in or risk relating to such security.

2. Transfer of Target Securities.

(a) Transfer Restrictions. From the date hereof until the Expiration Date, Stockholder shall not Transfer or cause or permit any Transfer of any of the Target Securities other than to Merger Sub (or Parent on Merger Sub’s behalf) pursuant to the Offer or the Merger.

(b) Transfer of Voting Rights. From the date hereof until the Expiration Date, Stockholder shall not (i) deposit, or permit the deposit of, any Shares in a voting trust, (ii) grant any proxy in respect of the Shares held by Stockholder, except for any revocable proxy granted by the Stockholder to the Target or the Target Board in connection with the election of directors or other routine matters, in each case voted on at the annual meeting of the Target, or (iii) enter into any voting or similar Contract in contravention of the obligations of such Stockholder under this Section 2(b).

3. Agreement to Tender. Unless the Expiration Date has occurred, Stockholder shall following the commencement of the Offer, and in any event no later than the first (1st) Business Day following the expiration of the “go-shop” period provided for in Section 7.04 of the Merger Agreement, validly tender (and shall not withdraw) the Shares pursuant to and in accordance with the terms of the Offer. If Stockholder acquires Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall tender or cause to be tendered such Shares on or before the Expiration Date. Unless the Expiration Date has occurred, Stockholder shall, pursuant to and in accordance with the terms and conditions of the Offer, (a) deliver to the depositary designated in the Offer, (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing the Shares, if applicable, and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Shares to tender such Shares in the Offer pursuant to the terms and conditions of the Offer. Unless the Expiration Date has occurred, Stockholder shall not tender the Shares into any exchange or tender offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent. Notwithstanding the foregoing, if the Expiration Date occurs due to a termination of the Merger Agreement pursuant to Article IX thereof after Stockholder has tendered any Shares in the Offer in accordance with this Section 3, Stockholder may withdraw any such Shares pursuant to and in accordance with the terms and conditions of the Offer.

4. Agreement Not to Exercise Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights (including, without limitation, under Section 262 of the DGCL or similar rights) to demand appraisal of any Shares that may arise with respect to the Merger that Stockholder may have by virtue of, or with respect to, any Shares owned by Stockholder.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or an officer of the Target or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder solely in Stockholder’s capacity as such a director or an officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Target or its stockholders. Notwithstanding the foregoing, no actions or omissions taken by Stockholder in Stockholder’s capacity as an officer or director of Target shall excuse Stockholder from performing Stockholder’s obligations under Section 3 of this Agreement.

6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Target Securities. All rights, ownership and economic benefits of and relating to the Target Securities shall remain vested in and belong to Stockholder.

7. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as of the date hereof that:

(a) Power; Binding Agreement. Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the event that any of Stockholder’s Target Securities are held by a Person that is not an individual, the execution, delivery and performance by such Person of this Agreement, the performance by such Person of its obligations hereunder and the consummation by such Person of the transactions contemplated hereby have been duly and validly authorized by such Person and no other actions or proceedings on the part of such Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by such Person of its obligations hereunder or the consummation by such Person of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder, and, assuming this Agreement constitutes a legally valid and binding obligation of Parent and Merger Sub, constitutes a legally valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. If applicable, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

(b) No Conflicts. No Consent or permit of any Governmental Entity is necessary for the execution by Stockholder of this Agreement, the performance by Stockholder of its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby. None of the execution and delivery by Stockholder of this Agreement, the performance by Stockholder of its obligations hereunder or the consummation by Stockholder of the transactions contemplated hereby will (i) in the event that Stockholder is, or any of Stockholder’s Target Securities are held by, a Person that is not an individual, conflict with or result in any breach of any organizational documents applicable to such Person, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material Contract or obligation of any kind to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, or (iii) violate any Law applicable to Stockholder or any of Stockholder’s properties or assets.

(c) Ownership of Target Securities. Stockholder (i) is the Beneficial Owner of the Target Securities as indicated on the signature page to this Agreement, all of which are free and clear of any Encumbrances (except any Encumbrances arising hereunder), and (ii) does not own, beneficially or otherwise, any Target Securities other than the Target Securities indicated on the signature page to this Agreement.

(d) Voting Power. Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Target Stock Options.

(e) No Finder’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of Stockholder.

(f) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

8. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to Stockholder as of the date hereof that:

(a) Power; Binding Agreement. Parent and Merger Sub each have all requisite power and authority to execute and deliver this Agreement, to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery by them of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a legally valid and binding obligation of Stockholder, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b) No Conflicts. Except as set forth in the Merger Agreement, no Consent of any Governmental Entity is necessary for the execution by Parent or Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound, or (iii) violate any Law applicable to Parent or Merger Sub or any of Parent or Merger Sub’s properties or assets, except in each case under clauses (ii) and (iii), where such violation, breach or default would not, individually or in the aggregate, have a material adverse effect on Parent and Merger Sub.

9. Disclosure. Stockholder hereby authorizes Parent to publish and disclose in (a) documents and schedules filed with the Securities and Exchange Commission, and (b) to the extent Stockholder consents to any such publication or disclosure (which consent shall not be unreasonably withheld, conditioned or delayed), any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Offer, the Merger and any transactions related thereto, Stockholder’s identity and ownership of Target Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Stockholder agrees promptly to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

10. Further Assurances. Subject to the terms and conditions of this Agreement, Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to fulfill Stockholder’s obligations under this Agreement. Without limiting the generality of the foregoing, from time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent or Merger Sub may request for the purpose of carrying out and furthering the intent of this Agreement. Stockholder shall not issue any press release or make any other public statement in its capacity as a stockholder of the Target with respect to this Agreement, the transactions contemplated hereby, the Merger Agreement, the Offer, the Merger or the other Transactions without the prior written consent of Parent or Merger Sub, except as may be required by applicable legal requirements or court process; provided, however, that nothing herein shall restrict Stockholder from consulting with its legal or financial advisors in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. If Stockholder acquires Beneficial Ownership of any Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall deliver promptly to Parent written notice of such acquisition of Shares which notice shall state the number of Shares so acquired.

11. No Solicitation. After the Go-Shop Period End Date, Stockholder shall not directly or indirectly, and shall not authorize or permit its Representatives to directly or indirectly (a) solicit, initiate, encourage, induce or facilitate the submission or announcement of any Takeover Proposal, (b) furnish any information regarding the Target or any of its Subsidiaries to any Person in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could lead to a Takeover Proposal, (c) engage in discussions or negotiations with any Person with respect to any Takeover Proposal or any inquiry or indication of interest that could lead to a Takeover Proposal, (d) approve, endorse or recommend any Takeover Proposal, (e) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Takeover Proposal or (f) agree to do any of the foregoing.

12. Stop Transfer; Legending of Shares. Stockholder hereby agrees that it will not request that the Target register the Transfer of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize the Target or its counsel to, notify the Target’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Expiration Date.

13. Merger Agreement. Stockholder hereby acknowledges receipt of, and has had an opportunity to read and understand, and consult with independent counsel concerning, the Merger Agreement (including all exhibits and schedules thereto).

14. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement.

15. Miscellaneous.

(a) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(b) Assignment. Neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s successors and assigns, and, if Stockholder is an individual, Stockholder’s heirs, estate, executors and personal representatives. This Agreement shall inure to the benefit of Parent and Merger Sub and their successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Shares are transferred. For the avoidance of doubt, Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of Parent.

(c) Amendments. Subject to Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by each of the parties hereto.

(d) Extension; Waiver. At any time and from time to time prior to the Expiration Date, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(e) Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of a remedy at law.

(f) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(g) Notices. All notices and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) one (1) Business Day after being sent by a nationally recognized overnight courier (receipt requested), or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 15(g):

If to Parent or Merger Sub to:

EnerNOC, Inc.

One Marina Park Drive, Suite 400

Boston, Massachusetts 02210

Attention: General Counsel

Facsimile: (617) 224-9910

Email: mcushing@enernoc.com

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street

Boston, Massachusetts 02116

Attention: Miguel J. Vega

Facsimile: (617) 937 2400

E-mail: mvega@cooley.com

If to Stockholder to:

To the address for notice set forth the signature page hereto.

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention:	David S. Schaefer Michael Grandis

Facsimile: (212) 658-9332

E-mail: dschaefer@loeb.com

mgrandis@loeb.com

(h) No Third Party Beneficiaries. Each of Parent and Stockholder hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(j) Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court or the United States District Court sitting in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(l) Entire Agreement. This Agreement and the Merger Agreement, together with the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(m) Certain Interpretations.

(i) Unless otherwise indicated, all references herein to Sections shall be deemed to refer to Sections of this Agreement.

(ii) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(iii) Unless otherwise indicated, the term “or” shall not be deemed to be exclusive.

(iv) Unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(vi) When reference is made herein to a Person, such reference shall be deemed to include (i) all direct and indirect Subsidiaries of such Person and (ii) any of its successors and permitted assigns, in each case, unless otherwise indicated or the context otherwise requires.

(vii) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.

(viii) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(ix) As used in this Agreement, (i) the masculine gender shall include the feminine and neuter genders, (ii) the feminine gender shall include the masculine and neuter genders and (iii) the neuter gender shall include masculine and feminine genders, in each case, whenever the context so requires.

(x) Unless otherwise indicated or the context otherwise requires, references in this Agreement to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.

(xi) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(xii) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(n) Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses, whether or not the Offer and the Merger are consummated.

(o) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

EnerNOC, Inc.

By:

Name:

Title:

Wolf Merger Sub Corporation

By:

Name:

Title:

(SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

STOCKHOLDER:

(Name of Entity, if an entity)

By:

Name:

Title:

Address:

Facsimile:

Shares that are Beneficially Owned:

Target Shares:

Target Shares issuable upon exercise of Target Stock Options or vesting of Target Restricted Stock Awards: